EXHIBIT 99.1

[LOGO] ATCHISON CASTING

NEWS RELEASE
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                                              CONTACT:      Hugh Aiken
                                                            Kevin McDermed
                                                            913 367 2121
                                                            NYSE: FDY


                     ATCHISON CASTING ANNOUNCES COMPLETION OF
                                   RESTATEMENT
                              OF PREVIOUSLY ISSUED
                    FINANCIAL STATEMENTS AND OTHER MATTERS
                    --------------------------------------


Atchison, Kansas - April 24, 2001 - Atchison Casting Corporation (NYSE:"FDY") announced that it expects to file today with the Securities and Exchange Commission an amended annual report on Form 10-K/A containing restated financial results for fiscal years 1998-2000. This filing brings to a conclusion the restatement of financial results for prior fiscal years. The restatement reduced previously reported net income by $24.5 million cumulatively for the years restated, resulting in a cumulative earnings per share reduction of $3.23 and reducing stockholders' equity to $114.3 million at June 30, 2000. The Company expects to file its quarterly reports for the quarters ended September 30, 2000 and December 31, 2000 as soon as practicable. The Company previously announced that it had discovered possible accounting irregularities at three steel foundries in Pennsylvania, Quaker Alloy, Empire Steel and Pennsylvania Steel (collectively referred to as the Pennsylvania Foundry Group or PFG). The Audit Committee of the Board of Directors directed an independent investigation into the accounting irregularities. The Audit Committee engaged Jenner & Block, LLC to advise it on the conduct of the investigation, and Jenner & Block retained PricewaterhouseCoopers LLP as accountants to assist in the investigation. The Company believes the irregularities were limited to PFG.

      As a result of that investigation, the Company has concluded that a small number of PFG employees violated Company policies and procedures and used improper accounting practices, resulting in the overstatement of revenue, income and assets and the understatement of liabilities and expenses. The Company believes that certain of these same personnel also misappropriated Company funds. The direct benefit to the former employees as a result of such activities is currently believed to be approximately $2.2 million. The Company believes that $25.9 million ($18.2 million after tax) of the restatement, which relates to the accounting irregularities at PFG, primarily resulted from a scheme to cover-up such benefits and the actual operating results over four years at these three subsidiaries by manipulating many accounts incrementally, which increased and accumulated over time. The Company intends to pursue recovery of economic losses from insurance coverage, income tax refunds and other responsible parties.

      The Company also announced organizational changes at PFG as a result of its internal investigation into accounting irregularities, the execution of forbearance agreements with certain of its lenders, other developments and the rescheduling of its annual meeting.

Restated Financial Results
--------------------------

     The restatements resulted in changes in the following income statement components from amounts shown in previously reported financial statements as follows (all amounts are in millions, except per share data):



                                              2000         1999       1999                  1998                  1997
                               2000            as         (Incr.)      as        1998        as         1997       as
                               Decrease      Restated    Decrease   Restated   Decrease   Restated    Decrease   Restated
Sales                          $    7.2   $   461.1    ($  1.8)   $   477.4   $   0.7   $   373.1       --    $   245.8
Gross Profit                       11.7        41.8        8.2         59.6       4.4        51.1       2.1        40.3
Operating Income (Loss)            19.3       (18.1)       8.8         16.5       4.4        21.4       2.1        18.1
Net Income (Loss)                  14.1       (11.7)       6.7          3.1       2.5        10.2       1.2         8.5
Diluted Earnings (loss)
  Per Common Share             $   1.85   $   (1.53)  $   0.87   $     0.39  $   0.30  $     1.25  $   0.21  $     1.46


Included in the restatement for fiscal year 2000 were a $3.4 million ($2.1 million, net of tax) charge relating to the impairment of long-lived assets at Pennsylvania Steel and a $2.7 million (before and after tax) charge relating to impairment of goodwill at Empire Steel.

Organizational Changes
----------------------

     The employment of PFG's former chief financial officer was terminated on October 25, 2000. Four other former PFG employees, including the president, vice president of operations and vice president of human resources, have also resigned or been terminated.

     On January 8, 2001, Ian Sadler was appointed President of the Pennsylvania Foundry Group. Mr. Sadler received his masters degree in Metallurgy from Cambridge University in England. He has led the turn around of two steel foundries: Shenango Industries and Johnstown Corporation. On September 18, 2000, Duane Madrykowski was appointed the new Chief Financial Officer of the Pennsylvania Foundry Group, and on December 5, 2000, Allen Ebling was promoted to Director of Human Resources of the Pennsylvania Foundry Group.

     On March 1, 2001, the Company hired Stephen Housh as its Manager of Internal Audit. Mr. Housh has experience in public accounting and has served as the manager of general accounting for several manufacturing companies prior to owning his own company. In addition, the Company is evaluating whether to transition its decentralized accounting functions into a more centralized accounting system.

     Commenting on the restatement and Audit Committee investigation, Hugh Aiken, Chairman of the Board and Chief Executive Officer, stated, "The Audit Committee and management acted immediately to address the situation at PFG. The people involved in the wrongdoing are no longer with the Company, and steps have been taken to improve the operations of PFG. Now that the restatement and Audit Committee investigation are behind us, we look forward to focusing all of our efforts on Atchison's business."

Loan Amendments
---------------

     The Company and its lenders entered into amendment and forbearance agreements that provide, among other things, that such lenders will continue to forbear from exercising their rights with respect to certain existing defaults through at least July 30, 2001. These agreements give the Company the opportunity to renegotiate or refinance its lending arrangements, although no assurance can be given as to whether the Company will be successful.

Other Developments
------------------

     "Backlog is growing after two very difficult years in our major markets. In particular, orders have increased for offshore oil and gas equipment, power generation equipment, steel making equipment and passenger rail products. Mining equipment orders are still weak, but have stopped getting weaker and look to be set for a rebound following the mining equipment slowdown that began in the summer of 1998. Higher coal prices are helping here," added Mr. Aiken.

     "Operations at Sheffield Forgemasters in the UK are improving, due to investment in new equipment, strength in the offshore oil and gas industry, new roll products to sell to the steel industry, greater penetration of the US market, and weakening of the British pound against the dollar. Instead of the operating losses experienced during fiscal 2000 and the first two quarters of fiscal 2001, Sheffield is now generating an operating profit, and its backlog is growing," continued Mr. Aiken.

     ACC's Inverness Castings Group unit in Michigan is increasing production due to the award of several new automotive projects, and expects to be running at 100% capacity by the summer of 2001. This will mean a significant improvement in its earnings compared to fiscal 2000 and 2001.

     The new machining cell for locomotive trucks at our Atchison Steel Casting & Machining Division (formerly Atchison/St. Joe Division) is now operating well, after more than a year of start-up problems. This powerful and highly automated machine tool is designed to shorten manufacturing lead time, lower cost and improve quality. None of our competitors has such a facility for locomotive truck machining.

     At Canada Alloy Castings, orders and volume have increased, in part due to more demand from energy related sectors such as hydro and steam powered electricity generating equipment.

     "We previously reported plans to close Pennsylvania Steel and PrimeCast, an iron foundry in South Beloit, Illinois. These closures are now complete. This brings to three the number of foundries that ACC has closed since November, 2000 in order to improve earnings and cash flow in the short term. Operations from these foundries have had a significant impact on earnings, producing pre-tax losses of $26.5 million ($12.8 million before impairment charges of $13.7 million) in fiscal 2000," said Hugh Aiken, Chairman of the Board and Chief Executive officer.

Rescheduled Annual Meeting
--------------------------

     The Board of Directors has rescheduled the Annual Meeting of Stockholders for fiscal 2000 to Friday, June 29, 2001 at 11:00 a.m., for stockholders of record on May 18, 2001. The Company expects to mail revised proxy materials, including the revised Annual Report to Stockholders, on or around May 25, 2001. The amended annual report on Form 10-K/A is publicly available upon request.

     ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods, and consumer markets.

     This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the expected results because of a variety of factors, including the size and timing of future acquisitions, business conditions and the state of the general economy, particularly the capital goods industry, the strength of the U.S. dollar, British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, utility rates, the availability of labor, the successful conclusion of union contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the Company's business, particularly environmental regulations.